Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-114330) of E. I. du Pont de Nemours and Company of our report dated June 25 2007 relating to the financial statements of the Savings and Investment Plan of E. I. du Pont de Nemours and Company, which appears in this Form 11-K.
/S/ PRICEWATERHOUSE COOPERS LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 28, 2007